Exhibit 3

The Republic of Argentina

Offers to Exchange New Bonds

which have been Registered under the Securities Act of 1933, as amended,

for any and all of its corresponding Bonds

CUSIP Nos. of Bonds	ISIN Nos. of Bonds	Outstanding Bonds	Corresponding New Bonds which have been registered under the Securities Act	CUSIP Nos. of New Bonds	ISIN Nos. of New Bonds

Regulation S P04808 AG9	Regulation S USP04808AG92	U.S.$17,009,000 6.250% Bonds Due 2019	Up to U.S.$17,009,000 6.250% Bonds Due 2019	040114 HB9	US040114HB90

Regulation S P04808 AA2	Regulation S USP04808AA23	U.S.$30,682,000 6.875% Bonds Due 2021	Up to U.S.$30,682,000 6.875% Bonds Due 2021	040114 GW4	US040114GW47

Rule 144A 040114 GS3 Regulation S P04808 AC8	Rule 144A US040114GS35 Regulation S USP04808AC88	U.S.$626,000 7.500% Bonds Due 2026 U.S.$31,254,000 7.500% Bonds Due 2026	Up to U.S.$31,880,000 7.500% Bonds Due 2026	040114 GX2	US040114GX20

Rule 144A 040114 GU8 Regulation S P04808 AE4	Rule 144A US040114GU80 Regulation S USP04808AE45	U.S.$1,348,000 7.625% Bonds Due 2046 U.S.$4,746,000 7.625% Bonds Due 2046	Up to U.S.$6,094,000 7.625% Bonds Due 2046	040114 GY0	US040114GY03

Regulation S P04808 AJ3	Regulation S USP04808AJ32	U.S.$11,587,000 6.625% Bonds Due 2028	Up to U.S.$11,587,000 6.625% Bonds Due 2028	040114 HF0	US040114HF05

Rule 144A 040114 HE3 Regulation S P04808 AK0	Rule 144A US040114HE30 Regulation S USP04808AK05	U.S.$50,000 7.125% Bonds Due 2036 U.S.$39,220,000 7.125% Bonds Due 2036	Up to U.S.$39,270,000 7.125% Bonds Due 2036	040114 HG8	US040114HG87

Regulation S P04808 AL8	Regulation S USP04808AL87	U.S.$4,395,000 5.625% Bonds Due 2022	Up to U.S.$4,395,000 5.625% Bonds Due 2022	040114 HK9	US040114HK99

Regulation S P04808 AM6	Regulation S USP04808AM60	U.S.$5,444,000 6.875% Bonds Due 2027	Up to U.S.$5,444,000 6.875% Bonds Due 2027	040114 HL7	US040114HL72

Rule 144A 040114 HM5 Regulation S P04808AN4	Rule 144A US040114HM55 Regulation S USP04808AN44	U.S.$304,783,000 7.125% Bonds Due 2117 U.S.$2,445,217,000 7.125% Bonds Due 2117	Up to U.S.$2,750,000,000 7.125% Bonds Due 2117	040114 HN3	US040114HN39

Pursuant to the Prospectus Supplement dated May 18, 2018

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Upon and subject to the terms and conditions set forth in the base prospectus dated October 27, 2017 (the “Base Prospectus”) and in the prospectus supplement dated May 18, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), the Republic of Argentina (the “Republic”) is making offers to exchange (the “Offers”) registered 6.250% Bonds due 2019, registered 6.875% Bonds due, registered 7.500% Bonds due 2026, registered 7.625% Bonds due 2046, registered 6.625% Bonds due 2028, registered 7.125% Bonds due 2036, registered 5.625% Bonds due 2022, registered 6.875% Bonds due 2027 and registered Bonds 7.125% Bonds Due 2117 (together, the “New Bonds”) for any and all outstanding 6.250% Bonds due 2019 (the “2019 Bonds”), 6.875% Bonds due 2021 (the “2021 Bonds”), 7.500% Bonds due 2026 (the “2026 Bonds”), 7.625% Bonds due 2046 (the “2046 Bonds”), 6.625% Bonds due 2028 (the “2028 Bonds”), 7.125% Bonds due 2036 (the “2036 Bonds”), 5.625% Bonds due 2022 (the “2022 Bonds”), 6.875% Bonds due 2027 (the “2027 Bonds” and, collectively with the 2019 Bonds, 2021 Bonds, 2026 Bonds, 2046 Bonds, 2028 Bonds, 2036 Bonds and 2022 Bonds, the “Late Bonds”) and 7.125% Bonds due 2117 (the “2117 Bonds” and, collectively with the Late Bonds, the “Bonds”) of the Republic, upon the terms and subject to the conditions described in the Prospectus. The Offer with respect to the 2117 Bonds is being made in order to satisfy certain of the Republic’s obligations under the 2117 Registration Rights Agreement (as defined in the Prospectus). The Republic fulfilled its obligations under the April Registration Rights Agreement (as defined in the Prospectus), the June Registration Rights Agreement (as defined in the Prospectus) and the January Registration Rights Agreement (as defined in the Prospectus) with the March Offers (as defined in the Prospectus). Accordingly, holders of Late Bonds have no rights under those agreements even if the Republic terminates or fails to complete the offers with respect to the Late Bonds. The Republic has voluntarily decided to extend these Offers to holders of Late Bonds.

We are requesting that you contact your clients for whom you hold any Bonds regarding the Offers. For your information and for forwarding to your clients for whom you hold Bonds registered in your name or in the name of your nominee, or who hold any Bonds registered in their own names, we are enclosing multiple sets of the following documents:

1.    Prospectus Supplement dated May 18, 2018 to which the Base Prospectus dated October 27, 2017 is attached;

2.    A form letter that may be sent to your clients for whose account you hold any Bonds registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offers.

Your prompt action is requested. The Offers will expire at 5:00 p.m., New York City time, on June 18, 2018 (the “Expiration Date”), unless extended by the Republic. Any Bonds tendered pursuant to the Offers may be withdrawn at any time before the Expiration Date, unless previously accepted by the Republic.

Tenders of any Bonds for exchange pursuant to the Offers may be made only by book-entry transfer of the Bonds to the account established by the Agent referred to below at the Book-Entry Transfer Facility maintained by The Depository Trust Company (“DTC”), together with a computer generated message, transmitted by means of DTC’s Automated Tender Offer Program system and received by the Agent, in which the tendering holder agrees to be bound by the terms and conditions of the Offers as set forth in the Prospectus.

Additional copies of the enclosed materials may be obtained from The Bank of New York Mellon, as Agent, Attention: Corporate Trust Division, 101 Barclay Street, 7th Floor East, New York, NY 10286, United States of America, Telephone: (212) 875-8387.